Exhibit 4.10

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (II) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

THIS NOTE IS SUBJECT TO THE TERMS OF A PURCHASE AGREEMENT, DATED AS OF JANUARY 31, 2000, A COPY OF WHICH IS ON FILE AT THE EXECUTIVE OFFICES OF MILESTONE SCIENTIFIC INC.

                            MILESTONE SCIENTIFIC INC.
                       10% SENIOR SECURED PROMISSORY NOTE

$25,000                                                         January 31, 2000
                                                          Livingston, New Jersey

            FOR VALUE RECEIVED, MILESTONE SCIENTIFIC INC., a Delaware corporation (the "Company" or "Maker") with its principal executive office at 220 South Orange Avenue, Livingston, New Jersey 07039, promises to pay to STRATEGIC RESTRUCTURING PARTNERSHIP LP, having an address at 1114 Avenue of the Americas, New York, New York (the "Payee" or the "holder of this Note"), or registered assigns, the principal amount of TWENTY FIVE THOUSAND DOLLARS ($25,000) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, or such other form as shall be acceptable by the Payee in its sole and absolute discretion together with interest as set forth in Section 1 of this Note at such times and in such amounts as set forth in Section 2 of this Note, at Payee's address designated above or at such other place as the Payee shall have notified the Company in writing at least five (5) days before such payment is due.

            This Note is one of a series of similar notes (collectively referred to as the "Notes") issued pursuant to a Purchase Agreement between the Company and Payee, dated as of January 31, 2000 (the "Agreement"), a copy of which is available for inspection at the Company's principal office. This Note is entitled to the benefit of certain terms, conditions, covenants and agreements contained in the Agreement. Unless otherwise specifically provided herein to the contrary, capitalized terms used herein shall have the same meaning ascribed to such terms in the Agreement.

      1. Interest.

            A. Except as otherwise provided in Paragraph B of this Section 1, interest on the principal amount hereof shall accrue at the rate of 10% per annum (the "Basic Rate") from the date hereof until paid in full. Interest shall be payable semiannually in arrears on June 15 and December 15 of each year commencing June 15, 2000 (each such date, an "Interest Payment Date").

            B. (a) If an Event of Default (as defined in the Agreement) shall have occurred and shall continue while this Note is outstanding, interest on the unpaid principal balance of this Note shall accrue at a rate equal to the greater of (i) 3% over the interest rate otherwise then in effect or (ii) the maximum rate permitted by law (such rate is hereinafter referred to as the "Default Rate").

                  (b) In the event a registration statement covering any shares of the Company's Common Stock (as defined below) that may be issued as payment of interest due on this Note or on exercise of certain warrants being issued simultaneously with the Notes (collectively, the "Registerable Securities") is not effective on or before July 15, 2000, in accordance with the terms of a Registration Rights Agreement between the Company and the Payee, dated even date herewith, interest on the principal amount hereof shall accrue at the rate of 16% per annum from such date until the earlier of (x) the effective date of a registration statement covering the Registerable Securities or (y) the date on which the Registerable Securities are salable pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, during a period of not more than 90 days.

            C. Interest as aforesaid shall be calculated on the basis of actual number of days elapsed over a year of 360 days.

            D. At the option of the Company, interest shall be payable either in cash or in shares of the Company's common stock, par value $.001 per share (the "Common Stock"), valued at the average closing bid price per share of Common Stock for the five trading days ending the day prior to the Interest Payment Date.

      2. Principal Payments. The Company shall, not later than 30 days after the end of each calendar quarter, make principal payments on the Notes in an aggregate amount equal to the number "Wand" equipment units sold during the preceding calendar quarter multiplied by $77.00 per unit. The aggregate principal amount payable on the Notes shall be allocated to each Note in the ratio which the then outstanding balance on each Note bears to the total outstanding balance of all Notes. The entire remaining outstanding principal amount of this Note shall be due and payable on the Maturity Date (as defined below).

      3. Maturity. This Note shall mature, and the entire unpaid principal amount hereof and all accrued but unpaid interest thereon, shall be due in full on June 30, 2001 (the "Maturity Date").

      4. Security. This Note is a secured by raw material, work in process and finished goods inventories and certain proceeds thereof of the Company pursuant to a Security Agreement dated even date herewith.


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

      5. Priority. The payment of the entire principal amount of this Note, and the accrued but unpaid interest hereon, shall be senior in right of payment to all other indebtedness of the Company whether incurred prior or subsequent to the date hereof other than (i) any purchase money obligations incurred by the Company in connection with the purchase of property in the ordinary course of business, (ii) all payment obligations of the Company pursuant to any capitalized lease entered into by the Company, (iii) all payables incurred by the Company in the ordinary course of its business and (iv) the Company's 3% Convertible Notes.

      6. Events of Default and Remedies.

            A. Events of Default. Each of the following events is herein referred to as an Event of Default:

                  (i) if any representation or warranty made herein, or in the Agreement, or in any report, certificate, financial statement or other instrument furnished in connection with this Note or the Agreement, shall be false, inaccurate or misleading in any material respect when made or when deemed made hereunder;

                  (ii) any default in the payment of any principal or interest hereunder when the same shall be due and payable, whether at the due date thereof or by acceleration or otherwise;

                  (iii) any material default in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms hereof or the Agreement, and the continuance of such default unremedied for a period of twenty (20) days after written notice thereof to the Company setting forth in reasonable detail the circumstances of such Event of Default;

                  (iv) if the Company shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (B) admit in writing its inability to pay its debts as they mature,
(C) make a general assignment for the benefit of creditors, (D) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him or it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

                  (v) if any order, judgment or decree shall be entered, without the application, approval or consent of the Company, by any court of competent jurisdiction, approving a petition seeking reorganization of the Company, or appointing a receiver, trustee, custodian or liquidator of any of the Company, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;


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

                  (vi) there shall be a default (taking into account lapse of notice, written notice to the Company or both) under any bond, debenture, note or other evidence of indebtedness for money borrowed or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether existing on the date hereof or created subsequent to the date hereof, which default relates to the obligation to pay the principal of or interest on any such indebtedness and the effect of such default is to cause such indebtedness to become due prior to its stated maturity; or

                  (vii) if final judgment(s) for the payment of money in excess of $200,000 individually or $250,000 in the aggregate shall be rendered against the Company, and the same shall remain undischarged or unbonded for a period of thirty (30) consecutive days, during which execution shall not be effectively stayed.

            B. Remedies. Upon the occurrence of any Event of Default, and at all times thereafter during the continuance thereof: (i) this Note shall, at the option of the holder thereof, in accordance with Section 13.11 of the Agreement (except in the case of Sections 7(A)(iv) and (v) hereof, the occurrence of which shall automatically effect acceleration, regardless of any action or forbearance in respect of any prior or ongoing default or event of default which may be inconsistent with such automatic acceleration), become immediately due and payable, both as to principal, interest and premium, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Agreement to the contrary notwithstanding,
(ii) all outstanding obligations under this Note, and all other outstanding obligations on which the applicable interest rate is determined by reference to the interest rate under this Note, shall bear interest at the default rate of interest provided herein, (iii) the holder of this Note may file suit against the Company on the Note and/or seek specific performance or injunctive relief hereunder (whether or not a remedy exists at law or is adequate), (iv) the holder of this Note shall have the right, in accordance with this Note to exercise any and all remedies as such holder may determine in such holder's discretion (without any requirement of marshalling of assets, or other such requirement).

      7. Miscellaneous.

            A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the permitted successors and assigns of the Company and the Payee, respectively, whether so expressed or not. Any transferee or transferees of this Note, by their acceptance hereof, assume the obligations of the Payee in the Agreement with respect to the conditions and procedures for transfer of this Note.

            B. Notices. All notices, requests, consents and demands shall be given or made, and shall become effective, in accordance with the Agreement executed by the Payee and the Company.

            C. Construction. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York and


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

any applicable laws of the United States of America, without giving effect to the conflicts or choice of law principles thereof.

            D. Enforceability. Maker acknowledges that this Note and Maker's obligations hereunder are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note and the obligations of Maker evidenced hereby, unless otherwise expressly evidenced in a writing duly executed by the holder hereof.

            E. Payment. If the date for any payment due hereunder would otherwise fall on a day which is not a Business Day, such payment or expiration date shall be extended to the next following Business Day with interest payable at the applicable rate specified herein during such extension. "Business Day" shall mean any day other than a Saturday, Sunday, or any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law to close.

            F. Waiver and Set-off. Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by Payee of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. The Payee, in addition to any other right available to it under applicable law, shall have the right, at its option, to immediately set off against this Note any monies owed by the Payee in any capacity to Maker, whether or not due, upon the occurrence of any Event of Default, even though such charge is made or entered on the books of Payee subsequent to those events.

            G. Lost Documents. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (i) in the case of loss, theft or destruction, of indemnity satisfactory to it and (ii) in the case of mutilation, of surrender for cancellation of such Note, and, in any case, upon reimbursement to the Company of all reasonable expenses incidental thereto, the Company will make and deliver in lieu of such Note a new Note of like tenor and principal amount and dated as of the original date of this Note.


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

      IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

                                    MILESTONE SCIENTIFIC INC.


                                    by: _____________________________
                                          Leonard Osser, Chairman and
                                          Chief Executive Officer


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